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GODFREY & KAHN, S.C.

ATTORNEYS AT LAW

780 North Water Street

Milwaukee, WI 53202

Phone (414) 273-3500 Fax (414) 273-5198

April 28, 2005

Baird Funds, Inc.

777 E. Wisconsin Avenue

Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion for the Baird MidCap Fund dated December 28, 2000, our opinion for the Baird Horizon Growth, Baird Intermediate Bond, Baird Core Bond, Baird Aggregate Bond, Baird Short-Term Bond and Baird Intermediate Municipal Bond Funds dated April 27, 2001 and our opinion for the Baird SmallCap Fund dated June 28, 2004.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.